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                                                                   EXHIBIT 2.15



                              DATED 25 MARCH, 1999




                              TRANSACTION AGREEMENT

                                     BETWEEN


                                   LASON, INC.


                                       AND


                                  M-R GROUP PLC



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                              TRANSACTION AGREEMENT


         This Agreement is made 25 March, 1999 between:

         (1) Lason, Inc. of 1305 Stephenson Highway, Troy, Michigan USA, 48083 ("Lason"); and

         (2) M-R Group plc of 47-58 Bastwick Street, London, England, EC1V 3PS ("M-R").

         WHEREAS:

         (A)      As at the date hereof Lason has acquired 441 M-R Shares.

         (B) The Boards of directors of Lason and M-R have reached agreement on terms of the proposed acquisition of the entire issued and to be issued share capital of M-R by Lason (the "Acquisition").

         (C) It is proposed that the Acquisition will be effected by means of a scheme of arrangement of M-R under Section 425 of the Companies Act.

         IT IS HEREBY AGREED:

         1.       DEFINITIONS AND COMMENCEMENT

                  1.1 In this Agreement (including the Recitals and the Schedules);

                  "Acquisition" has the meaning ascribed thereto in Recital B;

                  "Business Day" means a day (excluding Saturdays and public holidays) on which banks are open for business in London;

                  "Circular" means the circular to be issued by M-R to M-R shareholders pursuant to Section 426 of the Companies Act and the Code setting out details of the Acquisition and the Scheme of Arrangement, certain information about M-R and Lason and containing notices of the Meetings;

                  "Code" means the City Code on Takeovers and Mergers;

                  "Companies Act" means the Companies Act 1985 of Great Britain, as amended;

                  "Conditions" means the conditions to the implementation of the Scheme of Arrangement and the Acquisition set out in Appendix 1 of the Press Announcement;


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                  "Consideration Common Stock" means Lason Common Stock to be issued to M-R shareholders as consideration under the Scheme of Arrangement;

                  "Court Meeting" has the meaning ascribed thereto in Clause 2.2(a);

                  "Effective Date" means the date on which the Scheme of Arrangement becomes effective in accordance with Section 138(2) and Section 425(3) Companies Act;

                  "ESOP" means the M-R Employees' Share Ownership Plan Trust;

                  "Extraordinary General Meeting" means the extraordinary general meeting of M-R shareholders to be held for the purpose, inter alia, of passing any resolution which may be required to implement the Scheme of Arrangement;

                  "Final Court Order" means the order of the High Court sanctioning the Scheme of Arrangement under Section 425 of the Companies Act and confirming any cancellation of the share capital of M-R in connection therewith under Section 137 of the Companies Act;

                  "Final Hearing" means the hearing of the High Court at which the Final Court Order is granted;

                  "High Court" means the High Court of Justice of England and Wales;

                  "Independent Competing Offer" has the meaning given thereto in Clause 7.1(b)(v) hereof;

                  "Lason Common Stock" means shares of common stock of US$0.01 par value each in the capital of Lason;

                  "Lason Group" means Lason, its Subsidiaries and its Subsidiary undertakings;

                  "London Stock Exchange" means the London Stock Exchange
                  Limited;

                  "Meetings" means the Court Meeting and the Extraordinary General Meeting;

                  "M-R Group" means M-R, its subsidiaries and its subsidiary undertakings;

                  "M-R Shares" means the ordinary shares of 10 pence each in the capital of M-R;

                  "NASDAQ National Market" means the National Market System on which Lason Common Stock is listed and traded;


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                  "New M-R Shares" means the ordinary shares of 10 pence each in the capital of M-R to be allotted and issued to Lason pursuant to the Scheme of Arrangement;

                  "Offer" has the meaning given thereto in the Code;

                  "Press Announcement" means the joint press announcement to be issued by Lason and M-R in the form attached hereto at
                  Schedule 1;

                  "Panel" means The Panel on Takeovers and Mergers;

                  "Relevant Authority" means any government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, administrative or investigative body, authority (including any national or supranational anti-trust or merger control authorities), court, trade agency, association, institution or professional or environmental body or any other person or body whatsoever in any relevant jurisdiction;

                  "Resolutions" means the resolution to be proposed at the Court Meeting and the resolutions to be proposed at the Extraordinary General Meeting;

                  "Scheme of Arrangement" means the proposed scheme of arrangement under Section 425 of the Companies Act to be set out in the Circular on the terms described in the Press Announcement with any modification, addition or condition approved or imposed by the High Court and approved by Lason and M-R;

                  "Share Option Schemes" means The Microfilm Repographics Share Option Scheme, The M-R Group P.C. 1997 Number 1 Executive Share Option Scheme and The M-R Group P.C. 1997 Number 2 Executive Share Option Scheme;

                  "Subsidiary" has the meaning given the Companies Act and Subsidiaries shall be construed accordingly;

                  "Subsidiary undertaking" has the meaning given in the Companies Act and Subsidiary undertakings shall be construed accordingly;

                  "wider Lason Group" means Lason and its subsidiary undertakings and any other undertakings in which Lason and such undertakings (aggregating their interests) have a substantial interest and for these purposes "substantial interest" means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking; and

                  "wider M-R Group" means M-R and its subsidiary undertakings and any other undertakings in which M-R and such undertakings (aggregating their interests) have

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                  a substantial interest and for these purposes "substantial interest" means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking.

                  1.2      In this Agreement and the Schedules:

                           (a) reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

                           (b) reference to the singular includes a reference to the plural and vice versa;

                           (c)      reference to any clause, sub-clause or
                                    schedule is to a clause, subclause or
                                    schedule (as the case may be) of or to this agreement;

                           (d) reference to any gender includes a reference to all other genders;

                           (e) references to persons include bodies corporate, unincorporated associations and partnerships and any reference to any party who is an individual is also deemed to include their respective legal personal representative(s);

                           (f) references to documents in the agreed form are to documents in the form of the draft agreed between the parties and initialed by the parties for the purposes of identification; and

                           (g) all of the Schedules to this Agreement constitute an integral part hereof.

         2.       SCHEME OF ARRANGEMENT

                  2.1 Each of Lason and M-R agrees to use all reasonable endeavours to achieve satisfaction of each of the Conditions in a manner which is consistent with the timetable set out in Schedule 2. Furthermore each of Lason and M-R agrees to use all reasonable endeavours to ensure that the Scheme of Arrangement involves a reduction of share capital of M-R.

                  2.2 Without prejudice to the generality of Clause 2.1 hereof, M-R agrees to use all reasonable endeavours to take the steps set out in (a), (b) (c), (d) and
                           (e) below in order to implement the Scheme
                           Arrangement in accordance with the timetable set out in Schedule 2 hereto:


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                           (a)      petition the High Court for an order that a
                                    meeting of the shareholders of M-R (or, if necessary, meetings of different classes of shareholders of M-R) be convened under
                                    Section 425 of the Companies Act for the purpose of approving the Scheme of Arrangement (the "Court Meeting");

                           (b)      prepare the Circular in accordance with
                                    Section 426 of the Companies Act and the Code;

                           (c) instruct its registrars to dispatch to M-R shareholders notices (in form and substance reasonably satisfactory to Lason) convening the Court Meeting (subject to obtaining the requisite court order referred to in Clause 2.2(a) above) and the Extraordinary General meeting;

                           (d) upon the Scheme of Arrangement and any reduction in the share capital being approved by the requisite vote of M-R shareholders at the Meetings, seek the sanction or approval of the High Court to the Scheme of Arrangement under Section 425 of the Companies Act and the confirmation of the High Court of any reduction of the share capital of M-R under Section 137 of the Companies Act;

                           (e) appear by Counsel on the hearing of the petition referred to in Section 2.2(a) above and undertake to the High Court to be bound thereby and to execute or do, or procure to be executed or done, all such documents, acts or things as may be necessary or desirable to be executed or done by it or on its behalf for the purpose of giving effect to the Scheme of Arrangement; and

                           (f) amend the Articles of Association of M-R to ensure that shares in M- R issued after the record date for the Scheme of Arrangement are automatically converted into Lason shares.

                  2.3 Without prejudice to the generality of Clause 2.1 hereof, Lason agrees to use all reasonable endeavours to take the steps set out in (a), (b) and (c) below in order to implement the Scheme of Arrangement in accordance with the timetable set out in Schedule 2 hereto;

                           (a) ensure that the Consideration Common Stock is:

                                    (i)     duly authorised by all necessary
                                            corporate action of Lason;

                                    (ii)    validly issued by Lason;


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                                    (iii)   fully paid and nonassessable;

                                    (iv)    not "restricted securities" within
                                            the meaning of Rule 144 under the US
                                            Securities Act of 1933 and is freely
                                            transferable except for shares
                                            issued to person that are
                                            "affiliates" of M-R or Lason (within
                                            the meaning of Rule 145 under the US
                                            Securities Act of 1933, and/or in
                                            the Securities and Exchange
                                            Commission Accounting Series
                                            Releases 130 and 135);

                                    (v)     with respect to shares issued to
                                            persons that are "affiliates" of M-R
                                            or Lason (within the meaning
                                            described in clause (iv) above),
                                            freely transferable except to the
                                            extent of the restrictions provided
                                            in the letter agreements entered
                                            into by such affiliates with Lason
                                            and dated the date hereof; and

                                    (vi)    approved for listing on the NASDAQ
                                            National Market;

                           (b) if Lason shareholder consent is required to the Acquisition and the issue of Consideration Common Stock, convene a meeting of Lason shareholders on 27 May, or shortly thereafter, to seek such approval; and

                           (c) appear by Counsel on the hearing of the petition referred to in Section 2.2(a) above and undertake to the High Court to be bound thereby and to execute or do, or procure to be executed or done, all such documents, acts or things as may be necessary or desirable to be executed or done by it or on its behalf for the purpose of giving effect to the Scheme of Arrangement.

         3.       REPRESENTATIONS AND WARRANTIES OF M-R

                  M-R hereby represents and warrants to Lason as follows:

                           (a) M-R is a company limited by shares which is duly incorporated and registered under the laws of England and Wales. M-R has all requisite corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. Its authorised capital is (pound)7,200,000 divided into 72,000,000 M-R Shares of which 55,821,926 are issued and fully paid up and options to subscribe for or acquire no more than 4,386,616 M-R Shares are outstanding;

                           (b) Each Subsidiary and Subsidiary undertaking for M-R is a corporation or partnership duly organized, validly existing and in good standing

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                                    (where applicable) under the laws of the
                                    jurisdiction of its incorporation or
                                    organization, and has all requisite
                                    corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

                           (c) M-R has the corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder. This execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of directors of M-R. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, M-R enforceable against M-R in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies). The execution, delivery and performance of this Agreement by M-R and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach of any provisions of the Articles of Association or Memorandum of Association of M-R or the charter or by-laws or similar documents with different names of any Subsidiary of M-R; and

                           (d) To the best of M-R's knowledge there has not been any action taken by M-R or any member of the wider M-R Group that would prevent the transactions contemplated by this Agreement and the Scheme of Arrangement from being accounted for as a pooling-of-interests under generally accepted accounting principles of the United States.

         4.       REPRESENTATIONS AND WARRANTIES OF LASON

                  Lason hereby represents and warrants to M-R as follows:

                           (a) Lason is a company duly organised, validly existing, and in good standing under the laws of the state of Delaware. Lason has all requisite corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted;

                           (b) Each Subsidiary and Subsidiary undertaking of Lason is a corporation or partnership duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or

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                                    partnership power and authority to own,
                                    lease and operate its properties and to
                                    carry on its business as now being
                                    conducted;

                           (c) Lason has the corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder. This execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of directors of Lason. This Agreement has been duly executed and delivery by, and constitutes a valid and binding obligation of, Lason enforceable against Lason in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies). The execution, delivery and performance of this Agreement by Lason and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach of any provisions of the charter or by-laws of Lason or the charter or by-laws or similar documents with different names of any Subsidiary of Lason; and

                           (d) To the best of Lason's knowledge there has not been any action taken by Lason or any member of the wider Lason Group that would prevent the transactions contemplated by this Agreement and the Scheme of Arrangement from being accounted for as a pooling-of-interests under generally accepted accounting principles of the United States.

         5.       SHARE OPTION SCHEMES

                  5.1 M-R and Lason undertake that an explanatory letter in agreed terms will be sent to holders of options under the Share Option Schemes explaining their entitlement, where appropriate, to exercise their options.

                  5.2 M-R and Lason undertake to use reasonable endeavors to implement arrangements in accordance with the attached document in the agreed form.

                  5.3 Lason shall use all reasonable endeavors to prepare and file with the SEC a registration statement on Form S-8 or other appropriate form with respect to Consideration Common Stock received pursuant to the Share Option Schemes and to maintain effectiveness of such registration statement or registration statements covering such Share Option Schemes (and maintain the current status of the prospectus contained therein) for so long as options under such Share Option Schemes remain outstanding.

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         6.       ADDITIONAL AGREEMENTS

                  6.1 As soon as practicable after the date hereof, Lason and M-R will cooperate in the preparation and filing of all materials (including, without limitation, (a) the application for tax clearances under Section 707 Income and Corporation Taxes Act 1988 and Section 136 and 138 Taxation of Chargeable Gains Tax Act 1992;
                           (b) the Hart-Scott-Rodino filing and the notification to the Office of Fair Trading; and (c) the Form 8-K required to be filed by Lason with the U.S. Securities and Exchange Commission) which are required to be filed in connection with the Acquisition and the Conditions.

                  6.2 Each of Lason and M-R agrees to do or procure to be done all such further acts and things as the other may from time to time reasonably require for the purpose of giving to the other the full benefit of this Agreement. M-R further agrees to permit Lason to carry out such due diligence in respect of M-R and the wider M-R Group as Lason reasonably requests during the period which is 2 Business Days prior to the Final Hearing.

                  6.3 From the date hereof, M-R undertakes and agrees to instruct its auditors, Deloitte & Touche, to commence the preparation of consolidated audited financial statements for the M-R Group prepared in accordance with generally accepted accounting principles in the United States for the years ended 30 June, 1996, 30 June, 1997 and 30 June, 1998 and unaudited for the nine months ended 31 March, 1999 and will procure that Deloitte & Touche consent in writing to all such accounts being filed with the US Securities and Exchange Commission on Form 8-K. M-R shall procure that such financial statements are provided to Lason and its advisers by no later than 15 July, 1999. Lason undertakes to use all reasonable endeavors to publish a set of financial statements for the period ending 30 September, 1999 as soon as reasonably practicable and in any event by 15 November, 1999.

                  6.4 As from the date hereof and prior to the Effective Date, each of the parties hereto agrees to consult with the other concerning the content of any press or other public statement to be made or issued in connection with the Acquisition or this Agreement. Notwithstanding the foregoing, neither party shall be prevented from publicly disclosing any information to the extent required by a court order or pursuant to the rules and regulations of a government agency or body or the rules and regulations of the NASDAQ National Market or the London Stock Exchange, in any case having jurisdiction over the disclosing party, or pursuant to the rules of the Code or the requirements of the Panel.


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                  6.5      Each of the parties agrees to use its best efforts to
                           cause the transactions contemplated by this Agreement and the Scheme of Arrangement to qualify for pooling-of-interests accounting treatment under generally accepted accounting principles of the United States and to cooperate with Lason and its advisers in connection therewith. M-R agrees that it will not take a position on its tax returns or elsewhere, nor take any action or fail to take any action, that is or would be inconsistent with the treatment of the transactions contemplated by this Agreement and the Scheme of Arrangement as transactions in respect of which Section 338 of the Internal Revenue Code of the Untied States may be elected (provided that nothing herein will require
                           M-R to take any unlawful action).

                  6.6 To the fullest extent permitted by law, the Code, the requirements of the Panel and in order to allow the directors of M-R to act in accordance with their fiduciary duties, M-R undertakes and agrees that as from the date of this Agreement, it will not, and it will procure that its directors, senior management and advisers do not, initiate contact with any third party (or, for the avoidance of doubt, initiate any further contact with any third party with whom they have previously spoken prior to the date this Agreement becomes effective) in order to solicit an Offer for M-R.

                  6.7      M-R undertakes and agrees to procure that:

                           (a) all the non-executive directors on the board of directors of M-R shall resign from the board of directors of M-R, such resignations to take effect after the Scheme of Arrangement becomes effective; and

                           (b) Gary Monroe and William Rauwerdink shall be appointed to the board of directors of M-R with effect from the time when the Scheme of Arrangement becomes effective.

                  6.8 M-R covenants, undertakes and agrees with Lason that as from the date of this Agreement to the Effective Date, it will carry on its business, and will procure that all other members of the wider M-R Group carry on their respective businesses, only in the usual, regular and ordinary manner and consistent with past practice.

                  6.9 Lason covenants, undertakes and agrees with M-R that as from the date of this Agreement to the Effective Date, it will carry on its business, and will procure that all other members of the wider Lason Group carry on their respective businesses, only in the usual, regular and ordinary manner and consistent with past practice.


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                  6.10     As from the date hereof, M-R undertakes to use its
                           reasonable endeavors to ensure that key management remain with M-R.

                  6.11 After the Scheme of Arrangement is effective Lason will procure either that M-R's directors and officers insurance cover is maintained or a suitable alternative is provided.

                  6.12 Lason will deliver to M-R copies of Affiliate letters signed by its Affiliates in relation to the Acquisition.

                  6.13 M-R will deliver to Lason copies of Affiliate letters signed by its Affiliates in relation to the Acquisition.

         7.       CONDITIONS

                  7.1 The office copy of the court order sanctioning the Scheme of Arrangement will only be delivered for registration to the Registrar of Companies for England and Wales if the Conditions have been satisfied or, where applicable, waived. At the Final Hearing each party will instruct its Counsel to advise the High Court whether or not the conditions have been satisfied or (where applicable) waived and Lason agrees to observe the provisions of note 2 to Rule 13 of the Code.

                  7.2 If at any time any party hereto becomes aware of a matter that could reasonably be expected to prevent a Condition being satisfied, it shall immediately inform the other party hereto.

         8.       TERMINATION

                  8.1 This Agreement may be terminated (but without affecting Lason's rights under Clause 8.2) at any time prior to the Effective Date:

                           (a)      by mutual written consent of M-R and Lason;

                           (b) by written notice given by either M-R or Lason to the other party hereto in the following circumstances:

                                    (i)     if Conditions A.(a) or A.(b) are not
                                            satisfied;

                                    (ii)    if an y Relevant Authority shall
                                            have taken any action which would
                                            make the Acquisition or its
                                            implementation void, illegal or
                                            unenforceable and such action taken
                                            by such body shall have become final
                                            and nonappealable;

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                                    (iii)   if the Effective Date shall not have
                                            occurred by 31 August, 1999 for any
                                            reason provided, however, that the
                                            right to terminate this Agreement
                                            shall not be available to either
                                            party if its action or failure to
                                            act in accordance with this
                                            Agreement has been a principal cause
                                            of or resulted in the failure of the
                                            Effective Date to occur on or before
                                            such date and such action or failure
                                            to act constitutes a breach of this
                                            Agreement; or

                                    (iv)    if a written Offer from a third
                                            party has been received by the board
                                            of directors of M-R which is of a
                                            value in excess of the value of the
                                            Acquisition or which comprises
                                            consideration which is determined by
                                            the independent financial adviser to
                                            M-R to exceed the value of the
                                            Acquisition (an "Independent
                                            Competing Offer");

                           (c) by written notice given by Lason to M-R in the event of a failure of any of Conditions B.(d), B.(e), B.(f), B.(g) or B.(h) but in
                                    the last case only if the letter from
                                    Deloitte & Touche is not forthcoming in
                                    circumstances where the Panel have ruled that they are prepared to allow such Condition to be invoked.

                  8.2 M-R shall promptly pay, or cause to be paid, to Lason a fee of(pound)885,000 in the following circumstances:

                           (a) if the Transaction Agreement is terminated by Lason in the circumstances set out in Clause 8.1(c) above; or

                           (b) Completing Offer or otherwise withdraw or modify their approval or recommendation of the Acquisition in a manner adverse to Lason, or if the Scheme of Arrangement is not approved or does not become effective as a result of a matter which constitutes a breach by M-R of Clause 2.2, in each case otherwise than as a result of a material adverse change to the trading position of Lason (other than one affecting its industry as a whole) or the average closing price quoted on NASDAQ for 5 consecutive trading days being less than $40.41 for the Lason Common Stock; or

                           (c) if a third party announces an intention to acquire shares in M-R or make an offer in the future for M-R prior to the date of termination of this Agreement, and if an offer from such party or a related party for M-R is recommended within 6 months of termination of this Agreement pursuant to Clause 8.1(b)(i) or (iii) above.

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



         9.       NOTICES

                  9.1 Any notice or other written communication given under or in connection with this Agreement may be delivered personally or sent by overnight courier or by facsimile.

                  9.2 The address for service of any party shall be its address stated in this Agreement or, if any other address for service has previously been notified in writing to the server, to the address so notified.

                  9.3 Any such notice or other written communication shall be deemed to have been served:

                           (a)      if personally delivered, at the time of
                                    delivery,

                           (b) if sent by overnight courier, on the following Business Day; and

                           (c) if sent by facsimile message, at the time of transmission (if sent during normal business hours, that is 9.30 to 17.30 local time) in the place from which it was sent or (if not sent during such normal business hours) at the beginning of the same Business Day in the place from which it was sent if sent before 9.30 a.m. local time or at the beginning of the next Business Day in the place from which it was sent if sent after
                                    17.30 local time.

         10.      MISCELLANEOUS

                  10.1 Neither party may assign the benefit of this Agreement without the prior written consent of the other.

                  10.2 No term or provision of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party, except that hereafter the parties may amend this Agreement only by letter or written instrument signed by each of the parties.

                  10.3 The headings to the clauses and any underlining in this Agreement and in the Schedules are for ease of reference only and shall not form any part of this Agreement for the purposes of construction.

                  10.4 Each of Lason and M-R shall and shall use all reasonable endeavors to procure that any other necessary party shall execute and do all such documents acts and things as may reasonably be required on or subsequent to the Scheme of Arrangement becoming effective by Lason for securing to

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



                           or vesting in Lason or M-R the legal and beneficial ownership of the New M- R Shares.

                  10.5 This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

                  10.6 If at any time any term or provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule or law or enactment, such term or provision or part shall to that extent be deemed not to form part of this Agreement, but the enforceability of the remainder of this Agreement shall not be affected.

                  10.7 This Agreement (together with any documents referred to herein and the confidentiality agreement dated 8 February, 1999 and the amendment thereto dated 17 March) contain the whole and only agreement between the parties in relation to the Acquisition and supersede and extinguish any prior agreements, draft agreements, undertakings, representations, warranties, promises, assurances, understandings or arrangements of any nature whatsoever (both oral and written) ("Pre-contractual Arrangements"). Each party acknowledges that in entering into this Agreement it is not relying on any Pre-contractual Arrangement which is not set out in this Agreement. No party shall have any right of action against any other party to this Agreement arising out of or in connection with any Pre-contractual Arrangement (except in the case of fraud) except to the extent repeated in this Agreement.

         11.      LAW AND JURISDICTION

                  This Agreement shall be governed by, construed and take effect in accordance with English law and the courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement or the legal relationships established by this Agreement.



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


                  IN WITNESS WHEREOF, Lason and M-R have caused this Agreement to be duly executed as of the day and year first above written.


                                                LASON


                                                By:    /S/ Maureen M. Giammara
                                                   -----------------------------
                                                Name:    Maureen M. Giammara
                                                Title:   Corporate Counsel


                                                M-R


                                                By:    /S/ Colin Haylock
                                                   -----------------------------
                                                Name:    Colin Haylock
                                                Title:   Executive Chairman


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